NOTE:  Revised to correct the period date and formatting errors.

March 18, 1998



Dear Stockholder:

	The Annual Meeting of Stockholders will be held on April 23, 1998, at the IBP headquarters in Dakota City, Nebraska. IBP's annual meeting is very short and is limited to those activities that are formally required. Based on the limited nature of the annual meeting, and the fact that a large majority of the Company's shares are held by institutional investors, very few stockholders attend the meeting. The Company encourages stockholders to read the proxy statement and annual report and to vote shares by the enclosed proxy card.

	Since the agenda of the meeting is limited to only those matters that are legally required, the Company does not feel the annual meeting is the best or most efficient way to get information to stockholders. To obtain current information regarding IBP, the Company encourages investors to call the Investor Relations Department and receive a recorded message of IBP's recent press releases. If access to a facsimile machine with a polling feature is available, copies of IBP's most recent earnings release, Annual Report, 10-K, 10-Q, Proxy Statement or IBP Fact Sheet may be received by facsimile transmission. The number to call for either service is (800) 416-1027, then choose the appropriate option. You may also visit IBP's Internet address at www.ibpinc.com.




							Sincerely,

                                          /s/ Robert L. Peterson
                                          ---------------------------
							Robert L. Peterson
							Chairman of the Board
							and Chief Executive Officer


                     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
                      (Amendment No.    )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only [as permitted by Rule
       14a-6(e)(2)]
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                   ( IBP, inc. )

Payment of Filing fee (check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act rules 14a-6(i)(4) and
       0-11.
       1)  Title of each class of securities to which transaction applies:
           _______________________________________
       2)  Aggregate number of securities to which transaction applies:
           _______________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):
           _______________________________________
       4)  Proposed maximum aggregate value of transaction:
           _______________________________________
       5)  Total fee paid: _______________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid: __________________
       2)  Form, Schedule or Registration No.: ____________________________
       3)  Filing Party: __________________________________________________
       4)  Date Filed: __________________________



	IBP, inc.
	IBP Avenue
	Post Office Box 515
	Dakota City,  NE  68731


	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
	To Be Held April 23, 1998

To the Stockholders:

	The Annual Meeting of Stockholders of IBP, inc. will be held in the training room of the corporate headquarters located on IBP Avenue in Dakota City, Nebraska, on Thursday, April 23, 1998, at 3:00 p.m. Central Daylight Time for the following purposes:

   	1.	To elect ten directors to serve for one year terms expiring at the annual meeting in 1999 and until their successors are elected and qualified; and

	2.	To transact such other business as may properly come
before the meeting or any adjournment thereof.

	Only stockholders of record at the close of business on March 16, 1998 will be entitled to notice of and to vote at the meeting.

	In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. Whether or not you expect to attend, we urge you to read the accompanying proxy statement and then complete, sign, date and return the proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.



/s/ Robert L. Peterson
------------------------
Robert L. Peterson
Chairman of the Board



Dakota City, Nebraska
March 18, 1998



	IBP, inc.
	IBP Avenue
      Post Office Box 515
	Dakota City,  NE  68731



	PROXY STATEMENT


	GENERAL INFORMATION

	The enclosed proxy card, IBP's Annual Report to Stockholders and this proxy statement have been mailed to stockholders on or about March 18, 1998, in connection with the solicitation of proxies by the Board of Directors of IBP, inc. ("IBP") for use at the Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held in the training room of the corporate headquarters located on IBP Avenue in Dakota City, Nebraska, on April 23, 1998, at 3:00 p.m. Central Daylight Time. Stockholders of record at the close of business on March 16, 1998, are entitled to notice of and to vote at the meeting and at any adjournment thereof. As of the close of business on March 10, 1998, IBP had outstanding 92,557,051 shares of Common Stock, each of which is entitled to one vote.

	Unless instructed otherwise, the persons named as proxies intend to vote shares of Common Stock represented by duly executed proxies FOR the election of the nominees for director selected by the Board of Directors. If any other business is properly brought before the annual meeting, the proxies will be voted in accordance with the discretion of the persons named as proxies. Any proxy may be revoked by the stockholder at any time prior to the voting of the proxy at the meeting by a written revocation received by the Secretary of IBP, by properly executing and delivering a later-dated proxy or by attending the meeting and requesting the return of the proxy and voting in person.

	A majority of the outstanding shares of Common Stock must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock as of March 16, 1998, will have one vote for each share so held.

	Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The ten candidates receiving the highest number of votes will be elected as directors. Under Delaware law, and IBP's Bylaws, abstentions and broker non-votes are not counted and have no effect on the tally as to which of the ten candidates have received the highest number of votes and are elected as directors, except that the withholding or abstention of a vote denies the candidate that vote. Under certain conditions, if you do not exercise the voting rights of stock in which you hold the beneficial interest, those shares might be voted by the record owner.

Solicitation of Proxies

	The expense of this solicitation will be paid by IBP. To the extent necessary to assure sufficient representation at the meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company for which they will receive no additional compensation. IBP will retain the services of Corporate Investor Communications at a cost of approximately $6,000 plus certain mailing costs, to deliver proxy material and to aid in the solicitation of proxies to ensure that a quorum is represented at the annual meeting. IBP will reimburse persons holding stock in their names or the names of their nominees, but not owning such stock beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals.

Stockholder Proposals for 1999 Annual Meeting

	In the event that any stockholder desires to submit a proposal for action at the 1999 Annual Meeting of Stockholders, such proposal must be received at IBP's principal offices at IBP Avenue, Post Office Box 515, Dakota City, Nebraska 68731, marked to the attention of the Secretary of IBP, no later than November 17, 1998. It is suggested that any stockholder desiring to submit a proposal do so by Certified Mail, Return Receipt Requested. Stockholders should also note that, in addition to the requirement of timely receipt by IBP of a proposal, a proposal must comply with the requirements of Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 1999 Annual Meeting of Stockholders.


                       	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	As of March 10, 1998, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

                 Name and Address of       Amount and Nature       Percent of
Title of Class	  Beneficial Owner          of Beneficial         Class (%)
                                              Ownership (#)
--------------  -------------------        -------------------    -----------

Common Stock    Archer-Daniels-
                Midland Company ("ADM")	     9,734,500 (1)	  10.6%
                4666 Fairies Parkway
                Decatur, IL  62526

Common Stock    Franklin Resources, Inc.       9,237,119 (2)        10.0%
                777 Mariners Island Blvd.
                San Mateo, CA  94403

Common Stock    Pioneering Management          8,047,200 (3)        8.69%
                Corporation
                60 State Street
                Boston, MA  02109

(1) According to ADM's Form 4 dated March 3, 1998, which was filed with the Securities and Exchange Commission ("SEC"). ADM has sole investment power and sole voting power over such shares.
(2)	Franklin Resources, Inc. has sole investment power over 9,237,119 shares, and sole voting power over 9,195,118 shares, according to its
Schedule 13G dated January 30, 1998, and filed with the SEC.
(3)	Pioneering Management Corporation has sole investment power over
8,047,200 shares, and sole voting power over 8,047,200 shares, according to its Schedule 13G dated January 21, 1998, and filed with the SEC.

                        	ELECTION OF DIRECTORS

	It is intended that proxies received will be voted FOR the election of ten nominees as directors unless authority to so vote is withheld. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may, but need not, be voted for a substitute nominee selected by the Board of Directors.

	The Bylaws of IBP provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form, containing the information required by the Bylaws, to the Secretary of IBP. To be timely, such notice must be delivered to or mailed to and received at the principal executive offices of IBP not less than 30 nor more than 60 days prior to the meeting. However, if less than 40 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

	The following biographical information is furnished as of February 14, 1998, with respect to each of the ten nominees for election as director at the annual meeting.


RICHARD L. BOND, 50 	                                   Director since 1995

	Mr. Bond has served as the President and Chief Operating Officer of IBP since March 1, 1997. Prior to that he was President, Fresh Meats since 1995; Executive Vice President, Beef Division since 1994; and the Group Vice President, Beef Sales and Marketing since 1989.

JOHN S. CHALSTY, 64	                                    Director since 1987

	Mr. Chalsty was elected Chairman of the Board of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") in February, 1996, and Chief Executive Officer in September 1986. Mr. Chalsty also served as President of DLJ from 1986 to 1996, after having served as Chairman of DLJ's Capital Markets Group for more than two years. He joined the firm in 1969 as an oil analyst. He was elected to DLJ's Board of Directors in 1971 and was named Director of Research in 1972. Mr. Chalsty was appointed head of the Investment
Banking Division in 1979. When the firm was reorganized in January, 1984, Mr. Chalsty was named Chairman of the Capital Markets Group. Currently,
Mr. Chalsty is also a member of the Board of Directors of EQ, Occidental Petroleum Corporation, and he has been a member of the Executive Committee of AXA-UAP since January 1997. From 1990 to 1994 Mr. Chalsty served as
Vice Chairman of the New York Stock Exchange Inc.

DR. WENDY L. GRAMM, 53 	                                Director since 1993

	Dr. Gramm chaired the Commodity Futures Trading Commission from 1988 to 1993. She has served as Administrator for Information and Regulatory Affairs at the White House Office of Management and Budget (OMB) and was the Executive Director of the Presidential Task Force on Regulatory
Relief. Dr. Gramm also directed the Federal Trade Commission's Bureau of Economics. She holds a Ph.D. in economics from Northwestern University and began her career as a professor of economics at Texas A&M University. Dr. Gramm is an economist. She serves on the Board of Visitors of the Center for Study of Public Choice at George Mason University, the National Advisory Boards of the Independent Women's Forum, and the International Republican Institute. She has also been named to the Boards of Directors of Enron Corporation, State Farm Insurance Companies, the Chicago
Mercantile Exchange, and Invesco Funds.

JOHN J. JACOBSON, JR., 54					                          Director since 1998

	Mr. Jacobson is the President of TransAm Trucking, Inc. ("TransAm") which he founded in 1987. For a twenty year period prior to 1987, Mr. Jacobson was a member of the Board of Directors and an Executive Vice President of Idlewild Foods, Inc., a holding company which controlled National Beef Packing, Co., a beef products company; Liberal International Sales, an export sales company of meat and by-products; and Supreme Feeders, a commercial cattle feeding operation. Mr. Jacobson occupied executive positions in all of the companies controlled by Idlewild Foods, Inc. In addition, Mr. Jacobson was the President and founder of National Carriers, the nation's third largest refrigerated carrier. TransAm is one of the carriers that provides services to IBP, and, in 1997, approximately 15% of TransAm's revenues were derived from services provided to IBP.

EUGENE D. LEMAN, 55	                                    Director since 1989

	Mr. Leman has served as the President, Fresh Meats of IBP since March 1, 1997. Prior to that he was the President, Allied Products since 1995; and the Executive Vice President, Pork Division since 1986.


DR. MARTIN A. MASSENGALE, 64	                           Director since 1996

	Dr. Massengale has been President Emeritus; Director, Center for Grassland Studies; and Foundation Distinguished Professor at the University of Nebraska since 1994. From 1958 to 1976 Dr. Massengale was a professor at the University of Arizona and the Associate Dean, College of Agriculture, University of Arizona. From 1976 to the present he has been with the University of Nebraska where he has served as a Vice Chancellor, Chancellor Interim President and President of the University, a position he held from 1991 to 1994. Dr. Massengale has been named to the Board of Directors of Woodmen Accident & Life Company, the Board of Managers of America First Companies, L.L.C., and the Board of Trustees of Great Plains Funds.

ROBERT L. PETERSON, 65	                                 Director since 1976

	Mr. Peterson has served as Chairman of the Board and Chief Executive Officer of IBP since August 12, 1981. Mr. Peterson joined IBP in 1961.
He left IBP in 1969 for a period during which he started a pork products company, Madison Foods, Inc. He returned to IBP in 1976 when IBP acquired Madison Foods, Inc. In 1977, he was elected IBP's President and Chief Operating Officer. Mr. Peterson is a Director of MidAmerican Energy
Company and the Omaha Branch of the Federal Reserve Bank of Kansas City.

MICHAEL L. SANEM, 55					                               Director since 1998

	Mr. Sanem has been self-employed as a cattle feeder and private investor since 1994. Prior to this, Mr. Sanem was employed by Monfort of Colorado as Vice President of Slaughter, Hides and By-Products Operations from 1979 to 1982. In 1982, he was promoted to Group Vice President, and in 1987, after ConAgra, Inc. acquired Monfort, he became Monfort's Executive Vice President of Beef Operations. From 1989 to 1994, Mr. Sanem was the President of Monfort, Inc., and was responsible for Monfort's beef, lamb, trucking and specialty operations.

JOANN R. SMITH, 58	                                     Director since 1993

	Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture (USDA) from 1989 to 1993, and has served in numerous capacities in the livestock industry. She is a former President of the National Cattlemen's Association and has chaired the Cattlemen's Beef Promotion and Research Board. She is on the Board of Directors for Purina Mills, Inc. Ms. Smith acts as Secretary and Treasurer for Smith Brothers, a farming and ranching operation, is the Secretary and Treasurer for Smith Construction, and is President of Smith Associates, an agricultural marketing business.

DALE C. TINSTMAN, 78	                                   Director since 1962

	Mr. Tinstman, a business consultant, is a Director of Smith Hayes
Trust, Inc.   He served as a financial consultant for IBP before being
elected President and Chief Operating Officer in 1976, a position he held until 1977. From 1977 to January 1981 he served as Vice Chairman of the Board of IBP and in January 1981 became Co-Chairman of the Board, a position he held until 1982.

Information Regarding the Board of Directors and its Committees

	The Board of Directors has established an Audit Committee, Compensation Committee, Executive Committee, Nominating Committee and Plans Administration Committee.

	The Board of Directors met five times during the 1997 fiscal year. All directors attended at least 75 percent of the Board of Directors and committee meetings for which they were eligible.

	The Executive Committee, during the intervals between meetings of the Board of Directors, exercises all powers of the Board of Directors, except as otherwise provided by law and the IBP Bylaws. The members of the Executive Committee currently are Messrs. Peterson (Chairman), Bond, and Leman. The Executive Committee did not meet during 1997, however, it did act by written consent of all members eight times in 1997.

	The Audit Committee selects the firm of independent public accountants to audit the financial statements of IBP and its consolidated subsidiaries, subject to approval of the Board of Directors; discusses with the independent public accountants the scope and results of their audit; discusses with the independent public accountants, and with the management of IBP, IBP's financial, accounting and reporting principles, policies and practices; discusses with the independent public accountants, and with the Controller of IBP and his staff, the adequacy of the corporation's accounting, financial and operating controls; and reports to the Board of Directors. The members of the Audit Committee currently are Mr. Tinstman (Chairman), Mr. Chalsty, Dr. Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Audit Committee held four meetings during 1997.

	The Compensation Committee reviews and approves compensation arrangements, including annual incentive awards, for officers of IBP. The members of the Compensation Committee currently are Mr. Chalsty
(Chairman), Dr. Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Compensation Committee held two meetings during 1997.

	The Nominating Committee makes recommendations as to candidates for election to the Board of Directors and their qualifications to fill board vacancies in connection with proposed slates of nominees for directors for whose election proxies will be solicited by the Board of Directors. The Nominating Committee will consider properly submitted recommendations of stockholders if the recommendation is submitted pursuant to the procedures previously outlined. The members of the Nominating Committee currently are Dr. Gramm (Chairperson), Mr. Chalsty, Mr. Jacobson, Dr. Massengale, Mr. Sanem, Ms. Smith and Mr. Tinstman. The Nominating Committee held one meeting during 1997.

	The Plans Administration Committee administers the restricted stock and employee stock option plans of IBP. The members of the Plans
Administration Committee currently are Ms. Smith (Chairperson), Mr. Chalsty, Dr. Gramm, Mr. Jacobson, Dr. Massengale and Mr. Sanem, none of whom are eligible for selection as participants in these plans. The Plans Administration Committee held one meeting during 1997.

Information Regarding Directors' Compensation

	Officers of IBP who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. Non-management directors receive a retainer fee of $25,000 per annum, $2,500 per annum for each committee they chair and $1,000 for each board or committee meeting that they attend. Non-management directors also receive stock options pursuant to the IBP Directors Stock Option Plan.

	In January 1993, IBP entered into a consulting agreement with Mr. Tinstman. Mr. Tinstman agreed to continue to act as an independent general consultant to IBP, which includes chairing the IBP Retirement Savings Plan Administration Committee which administrates an Internal Revenue Code Section 401(k) plan with in excess of $155 million of invested funds. Pursuant to such agreement, Mr. Tinstman receives $3,000 per month as long as the agreement is in effect. In addition, Mr. Tinstman is entitled to hospitalization coverage and, subject to IBP's best efforts, disability insurance. Mr. Tinstman also receives the annual fees and meeting fees paid to non-management directors of IBP and stock options pursuant to the IBP Directors Stock Option Plan.

                 	SECURITY OWNERSHIP OF MANAGEMENT

	The following table sets forth, as of February 28, 1998, beneficial ownership of IBP Common Stock, the sole class of IBP stock, for each director of IBP, for each person nominated as a director of IBP, for each executive officer named in the Summary Compensation Table and for all directors and executive officers (including those executive officers not named in the Summary Compensation Table) of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.







                                    Amount and Nature
Name of Beneficial Owner -          of Beneficial                Percent of
Position with IBP                   Ownership(#)(1)              Class (%)(3)
--------------------------       -----------------               ------------
Richard L. Bond - Director
 and Executive Officer               56,724                           .06

John S. Chalsty - Director            8,600                            *

R. Randolph Devening - Executive
 Officer                                0                              0

Wendy L. Gramm - Director             3,200                            *

John J. Jacobson, Jr.
  Director                            5,000                            *

Eugene D. Leman - Director
 and Executive Officer              121,217                           .13

Martin A. Massengale - Director         700                            *

Robert L. Peterson - Director
 and Executive Officer              497,002                           .54

Michael L. Sanem - Director             0                              *

Larry Shipley - Executive
 Officer                             18,080                           .02

JoAnn R. Smith - Director             4,800                            *

Dale C. Tinstman - Director(2)       12,600                            *

All Directors and Executive
Officers As A Group (19 Persons)  1,130,621                          1.22

---------------------------
(1)	Includes the following shares which are subject to stock options granted pursuant to the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, 1996 Stock Option Plan and the IBP Directors Stock Option Plan, and which are exercisable as of February 28, 1998, or within 60 days thereafter: Mr. Bond 48,392; Mr. Chalsty 3,600; Dr. Gramm 3,200; Mr. Leman 62,000; Mr. Massengale 400; Mr. Peterson 168,000; Mr. Shipley 18,080; Ms. Smith 1,000; Mr. Tinstman 3,600 and all other Executive Officers 231,794.

(2)	Includes 2,000 shares owned by Mr. Tinstman's wife, as to which Mr.
Tinstman disclaims any beneficial ownership.

(3)	None of the directors or nominees for director beneficially own more than 1% of IBP's Common Stock, and reporting their percentage of ownership is not required.

                          	JOINT REPORT OF THE COMPENSATION
                         	AND PLANS ADMINISTRATION COMMITTEES

Compensation and Plans Administration Committees

	The Compensation Committee of the Board of Directors is comprised entirely of disinterested and outside directors. The Committee is responsible for establishing the levels of compensation (except stock option grants and long-term stock awards) for the executive officers of the Company. The Committee annually evaluates IBP's performance and compensation paid to its executive officers.

	The Plans Administration Committee reviews and approves the grant of stock options and awards of restricted stock pursuant to IBP's stock option and long-term stock plans for the Company's officers and employees. This committee is comprised entirely of disinterested and outside directors.

Committees' Report on Executive Compensation


Base Salary

	The annual compensation of executive officers of IBP includes a base salary. The Compensation Committee from time to time uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges and to set target base salary levels for officers. The amount of the officer's base salary is a function of the officer's position, and individual performance. The officer's individual performance is measured against expectations related to budgetary performance or operating income results and operating performance standards.

Bonus Payments

	The annual compensation of officers participating in IBP's management bonus program, including executive officers, is dependent on overall corporate performance. The dollar amount of the bonus pool from which bonuses are paid is established as a percent of operating income as adjusted for non-operating expenses such as pushdown accounting. Target bonuses are based on the percent of increase or decrease in such operating income from the prior year.



Stock Option Grants and Restricted Stock Awards

	IBP has stock option plans for all of its management employees and a long-term stock plan for its officers, including executive officers. The purpose of the plans is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in IBP, to join or continue in the service of IBP and to increase their efforts on its behalf.

	Levels for both stock option grants and restricted stock awards are established by the Plans Administration Committee on the basis of an employee's officer position or grade level. Stock options are typically granted for terms of ten years and normally become exercisable in increments beginning after the second and continuing through the fifth year of the stock option term. The restricted stock awards are made subject to continued employment, generally for five years.

Corporate Performance

	In evaluating corporate performance to establish compensation for fiscal year 1997, the Compensation Committee considered the fact that operating income for 1996 for bonus purposes was down 35% from 1995 and net earnings per share were down to $2.10 in 1996 from $2.72 in 1995. The Compensation Committee established a standard salary increase budget of 3.5%, and an additional discretionary 0.5%, for a total salary increase budget of 4% for fiscal year 1997 for officers. The budget percentage was based on the standard percentage increase for all management employees of the Company. Individual salary increases were determined for all management employees, including executive officers, based on each individual's contributions to operating unit and corporate performance.

Compensation of Chief Executive Officer

	The Chairman and Chief Executive Officer's salary and performance-based bonus for 1997 were established by the Compensation Committee in December of 1994. Mr. Peterson's base salary remained at $1,000,000. His performance-based bonus for 1997 was established at 1.448% (pursuant to the five year formula approved by stockholders at the 1995 Annual Meeting) of the first $100,000,000 of operating income, after adjustments and consistent with the bonus calculations for management generally, and 1% of any operating income that exceeded $100,000,000. These actions were based on the 1993 changes to Section 162(m) of the Internal Revenue Code which require that any compensation over $1,000,000 be performance-based (or meet other exceptions provided by the Section) to be deductible by the Company. The salary and performance-based bonus were determined pursuant to the changes to Section 162(m) and in order to retain Mr. Peterson as Chairman and Chief Executive Officer. The bonus method was designed to incentivize Mr. Peterson with a performance-based bonus that was competitive with the industry and also allows the Company to take a deduction for federal income tax purposes.

	John S. Chalsty          	Wendy L. Gramm          	John J. Jacobson, Jr.
	Martin A. Massengale     	Michael L. Sanem        	JoAnn R. Smith

         	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                             	COMPENSATION DECISIONS

	The members of the Compensation Committee are Mr. Chalsty
(Chairman), Dr. Gramm, Mr. Jacobson,  Dr. Massengale, Mr. Sanem and Ms.
Smith.

SUMMARY COMPENSATION TABLE (1)

                                                      LONG TERM
                                                    COMPENSATION
                           ANNUAL COMPENSATION          AWARDS
                           -------------------- -------------------
                                                Restrctd. Securities   All
                                                   Stock  Underlying  Other
Name and Principal           Salary     Bonus      Awards  Options   Cmpnstn.
     Position        Year      ($)       ($)       ($) (2)   (1#)    ($) (3)
-------------------  ----  ---------  ---------  --------- -------  ---------
Robert L. Peterson   1997  1,000,000  2,805,501  1,448,125  30,000   162,388
Chairman and         1996  1,000,000  3,719,696             30,000   123,732
Chief Executive      1995  1,000,000  5,278,263             60,000   176,466
Officer

Richard L. Bond      1997    469,167    288,345     70,000  35,900    19,262
President and Chief  1996    312,500    300,000             12,000    22,489
Operating Officer    1995    279,167    500,000     70,000  44,000    32,115

Eugene D. Leman      1997    301,000    195,278     50,000  17,000    12,391
President,           1996    229,167    225,900              9,000    16,492
Fresh Meats          1995    216,667    376,500     50,000  28,000    24,946

Larry Shipley        1997    144,667    148,411    140,000  16,000     5,955
President,IBP        1996    149,150    135,000              6,000    10,073
Enterprises          1995    111,683    120,000     70,000  22,880    12,854

R. R. Devening       1997    471,154    624,279          0       0    25,053
President and
Chief Executive      1996
Officer,Foodbrands
America, Inc.        1995

------------------
	(1)	No other types of compensation required to be reported in the table were paid or were payable to any of the named executive officers and, therefore, columns which the SEC regulations created to report "Other Annual Compensation" and "Long-Term Incentive Plan Payouts" have been deleted from the table. IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan and 1996 Stock Option Plan and has therefore removed SARs from the columns of this table and reported only options.

	(2)	Restricted stock was granted to certain officers pursuant to the IBP Officer Long-Term Stock Plan and the 1996 Officer Long-Term Stock Plan. The shares typically vest five years from the date of grant contingent upon meeting all requirements for vesting. Early vesting may occur pursuant to the Plans' provisions due to events such as death or total disability. The value of the shares on the date of grant is listed for the named executive officers in the Summary Compensation Table.
Under certain past grants, and for future grants to executive officers, the Company is obligated to pay each executive officer's mandatory minimum Federal tax withholdings and Medicare tax portion of the Federal Insurance Contribution Act upon vesting and receipt of the shares. Dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the Plans. These additional shares are then credited to an officer's award. The number of shares of restricted Common Stock in each named officer's account pursuant to the IBP Officer Long-Term Stock Plan and the 1996 Officer Long-Term
Stock Plan on December 27, 1997, and the aggregate fair market value of the shares, based upon a fiscal year-end closing price of $20.75 per share, were as follows: Mr. Peterson - 70,000 shares valued at $1,452,500; Mr. Bond - 26,596 shares valued at $551,867; Mr. Leman -
26,458 shares valued at $549,004; and Mr. Shipley - 24,317 shares valued at $504,578.

	(3)	All Other Compensation includes 1995, 1996 and 1997 profit
sharing contributions made by the Company into the named IBP officer's account in the IBP Retirement Income Plan ("RIP"). The profit sharing amount attributable to each named IBP officer for 1997 is as follows: Mr. Peterson - $40,800; Mr. Bond - $19,142; Mr. Leman - $12,281; and Mr.
Shipley - $5,902.   The profit sharing and employer matching amounts
contributed by Foodbrands America, Inc. ("Foodbrands") into Mr. Devening's 401(k) account in 1997, and which are attributable to IBP, equaled $3,982. All Other Compensation reports life insurance premiums paid by the Company for the named officer. The amount of insurance premiums paid by the Company, in 1997, and any cash surrender value the named IBP officer is entitled to under a policy, is as follows: Mr. Peterson - $51,143 ($48,210 of this amount represents the cash surrender value of a policy and $2,933 represents the premiums paid); Mr. Bond - $120; Mr. Leman - $110; and Mr. Shipley - $53. Foodbrands paid $21,071 in life insurance premiums for Mr. Devening in 1997 which is attributable to IBP. All other compensation also reports perquisites and other personal benefits. Except for Mr. Peterson in 1997, the perquisites and other personal benefits provided to the executive officers do not exceed the threshold established by the SEC and are not reported in the table. The perquisites and personal benefits for Mr. Peterson in 1997 were valued at $70,445, and are reported in his 1997 other compensation.

	(4)	Mr. Devening is the President and Chief Operating Officer of
Foodbrands American, Inc. ("Foodbrands"), a subsidiary of IBP. The acquisition of Foodbrands was completed on May 7, 1997, and IBP has not reported any of Mr. Devening's compensation for the period prior to IBP acquiring Foodbrands. Mr. Devening's compensation shown for 1997 are those amounts attributable to the period in which IBP has owned
Foodbrands.

Employment Contracts

	IBP has employment agreements with Messrs. Bond, Leman, and Shipley, and Foodbrands has an employment agreement with Mr. Devening. Messrs. Bond's, Leman's and Shipley's agreements are for a term of five years, and Messrs. Bond's and Leman's commenced March 1, 1997 and Mr. Shipley's commenced August 18, 1997. Each provides for a one year non-compete obligation from the employee following the termination of employment with IBP. The agreements provide for, among other things, a minimum base salary and participation in IBP employee benefit plans including specifically stock options and the long-term stock plans as an incentive to an employee's long term commitment to IBP. For the three IBP executive officers named in the Summary Compensation Table who currently have employment contracts with IBP, the minimum base salaries are: Mr. Bond - $500,000; Mr. Leman - $315,000; and Mr. Shipley - $250,000. While the
agreements terminate by their terms after five years, either party to an agreement has the right to terminate it, subject to the non-compete obligation, upon one year's notice.

	IBP does not have termination or change of control plans or contracts with any of its employees, except as provided for in the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan, the IBP Officer Long-Term Stock Plan and the 1996 Officer Long-Term Stock Plan.

	Mr. Devening's agreement commenced on August 2, 1994, was amended on December 31, 1996 and continues until December 31, 1999, subject to a one year extension. The minimum base salary for Mr. Devening is $700,000, and, in addition, Mr. Devening is entitled to an annual bonus based on Foodbrands obtaining target goals for earnings before interest and taxes ("EBIT"). Mr. Devening's agreement also contains a non-compete obligation in which Mr. Devening agrees not to compete for a period of twenty-four
(24) months after termination, and in return he will receive a payment of $1 million dollars distributed over such twenty-four month period. In addition, Mr. Devening's employment agreement and a stay bonus agreement call for Foodbrands to make certain payments to Mr. Devening due to the change of control which occurred upon IBP's acquisition of Foodbrands.


                             	OPTION GRANTS TABLE

                             Option Grants in 1997 (1)
					                          Potential Realizable
					                          Value at Assumed
			                                      Annual Rates of Stock
				                                Price Appreciation for
                Individual Grant         	              Option Term (10 years)
------------------------------------------------------- ----------------------
                          Percent
              Number of   of Total
	        Securities  Options
	        Underlying  Granted to  Exercise
	        Options     Employees   or Base   Expi-
              Granted     in Fiscal   Price	ration
Name          (#)(2)      Year (%)   ($/share)  Date       5%($)      10%($)
------------- ----------  ---------- --------- --------   --------  ---------
Robert L.
 Peterson       30,000       4.56      20.6875 12/24/08   390,308    989,116

Richard L.
 Bond	          14,900       2.26      23.2500  3/01/08   217,865    552,112
                21,000       3.19      20.6875 12/24/08   273,215    692,381

Eugene D.
 Leman           5,000        .76      23.2500  3/01/08    73,109    185,273
                12,000       1.82      20.6875 12/24/08   156,123    395,647

Larry Shipley   10,000       1.52      22.6250  8/18/08   142,287    360,584
                 6,000        .91      20.6875 12/24/08    78,062    197,823
R. Randolph
 Devening            0          0            0        -         0          0

------------------

(1)	All options were granted pursuant to the IBP 1993 Stock Option Plan or 1996 Stock Option Plan. IBP has not granted any SARs pursuant to either Plan. IBP has therefore removed SARs from the title and columns of this table and has reported only options.

(2)	The options are granted for terms of ten years and become
exercisable in increments beginning after the second and continuing through the fifth year of the option term. All options are priced at the fair market value of the IBP Common Stock on the date of the grant. The options are eligible for "incentive stock option" treatment under the applicable Internal Revenue Code provisions.



         AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

                    	Aggregated Option Exercises in 1997
                     and 1997 Year-End Option Values (1)


                                  Number of
                                  Securities
                                  Underlying
                                  Unexercised          Value of Unexercised
              Shares              Options at           In-The-Money Options
              Acquired            1997 Year-End (#)    at 1997 Year-End ($)
              on       Value     -------------------- ----------------------
              Exercise Realized  Exercisable  Unexer-  Exercisable  Unexer-
Name          (#)      ($)                    cisable               cisable
------------- -------- --------- ----------- --------- ----------- ---------
Robert L.
 Peterson (2) 200,000  3,325,000   156,000    144,000   1,084,500    338,625

Richard L.
 Bond           6,800    102,468    42,376     83,644     237,199    121,777

Eugene D.
 Leman (3)      8,000    131,500    57,600     52,400     502,900     97,725

Larry Shipley       0          0    16,160     38,020      77,607     37,664

R. Randolph
 Devening           0          0         0          0          0          0

--------------------


(1)	IBP has not granted any SARs pursuant to the IBP 1993 Stock Option
Plan and 1996 Stock Option Plan. IBP has therefore removed SARs from the title and columns of this table and has reported only options granted.

(2)	Of shares acquired on exercise by Mr. Peterson, 93,000 shares were held by him and 107,000 were sold to pay the exercise price and the associated taxes. For the value realized, IBP has reported the product of the number of shares exercised times the difference between the closing price of IBP Common Stock on the date of exercise and the option exercise price.

(3)	The shares acquired on exercise by Mr. Leman were held by him.  For the value realized, IBP has reported the product of the number of shares exercised times the difference between the closing price of IBP Common Stock on the date of exercise and the option exercise price.



                             	PERFORMANCE GRAPH

	The following performance graph compares the registrant's stock performance over the past five years against the performance of both an equity market index and a peer group index that cover the same five year period.

                                  	IBP, inc.
                 Comparison of Five Year Cumulative Total Return
                    IBP, inc., S&P 500 Index and S&P 400 Index
































                       1992     1993     1994     1995     1996     1997
                      ------   ------   ------   ------   ------   ------
IBP, inc.             100.00   131.40   157.77   264.71   251.31   219.33
S&P 500               100.00   108.52   109.78   151.03   189.51   252.74
S&P 400               100.00   113.28   111.52   146.03   172.08   227.59

--------------------

(1)	Assumes $100 invested on December 24, 1992 in IBP, inc. Common
Stock, the S&P 500 Index, and the S&P 400 Index. Each of the three measures of cumulative total return assumes reinvestment of dividends.



Section 16(a) Beneficial Ownership Reporting Compliance

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

	In 1997, the Company determined that grants made to all of the executive officers under the long-term stock plans, which grants were made in 1992 and subsequent years, should have been reported as derivative securities when granted even though the officers have no rights to the stock until vesting (typically five years after grant). The executive officers reported the grants as derivative securities on Form 4's filed for October 1997, which report of grants would be considered a late filing. For the fiscal year ending December 27, 1997, based solely on review of the copies of such forms furnished to the Company, or written representations that forms were not required, the Company believes there was timely compliance with all other Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners.


                   	INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

	The Audit Committee of the Board of Directors of IBP selected Coopers & Lybrand L.L.P. as independent public accountants to audit the consolidated financial statements of IBP and its consolidated subsidiaries for fiscal year 1997. Coopers & Lybrand L.L.P. has audited IBP's financial statements annually since 1995.

	During IBP's two most recent fiscal years there had been no disagreements with IBP's accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor has the principal accountant's reports on IBP's financial statements for either of the past two years contained any adverse opinion or disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles.

	A member of Coopers & Lybrand L.L.P. is expected to be present at the annual meeting of stockholders. Such member will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.


                        	INCORPORATION BY REFERENCE

	The financial information, supplementary financial information and management's discussion and analysis are incorporated by reference into this proxy statement from the 1997 Annual Report to Stockholders, a copy of which has been delivered with this proxy statement.

                             OTHER MATTERS

	The Board of Directors is not aware of any other matters to be presented at the meeting. However, if any such matters are presented for action, it is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their discretion on such matters unless stockholders specify otherwise.

By Order of the Board of Directors

/s/ Sheila B. Hagen
---------------------
Sheila B. Hagen
Secretary



PROXY CARD
----------

  If no direction is given, this proxy will be voted FOR Item 1.


The Board of Directors Recommends a Vote FOR Item 1.
Item 1 - Election of directors duly nominated.


For          Withheld           Richard L. Bond, John S. Chalsty, Wendy L.
                                Gramm, John J. Jacobson, Jr., Eugene D. Leman,
-------      ------             Martin A. Massengale, Robert L. Peterson,
                                Michael L. Sanem, JoAnn R. Smith and
                                Dale C. Tinstman

To withhold authority to vote for any individual nominee, write that nominee's name on the line below)

__________________________________________________________



Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate when signing. If the signer is a corporation or partnership, please sign in full corporate or partnership name, by President, authorized officer or authorized partner. If shares are held jointly, each shareholder named should sign.

Date _____________________________________

Signature_________________________________

Signature_________________________________





____________________________________________________________________________
                          FOLD AND DETACH HERE

                                Annual Meeting

                                      of

                                   IBP, inc.

                            Thursday, April 23, 1998



                                     Agenda
                                     ------

             * Election of Directors
             * Transaction of other business properly brought before the meeting or any adjournment thereof










                                                                 PROXY
----------------------------------------------------------------------------

SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of Stockholders

                           IBP, inc.
                           Corporate Headquarters
                           Training Room
                           IBP Avenue
                           Dakota City, Nebraska  68731

                           THURSDAY, APRIL 23, 1998 - 3:00 P.M.


The undersigned stockholder hereby appoints Robert L. Peterson and Sheila
B. Hagen, or either of them, the proxies of the undersigned to vote, as indicated on the reverse side, all shares registered in the name of the undersigned on all matters which may come before the 1998 Annual Meeting of Stockholders of IBP,inc. or any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given such shares will be voted for Item 1, and in accordance with the discretion of the persons named as proxies on all other business.

____________________________________________________________________________
                            FOLD AND DETACH HERE




                                                Annual
                                                Meeting of Stockholders
                                                April 23, 1998





In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.